Exhibit 99.1
PGT, Inc. Elects Two Directors to Board
VENICE, Fla.—(BUSINESS WIRE)—June 26, 2007—PGT, Inc. (NASDAQ:PGTI), the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors, today announced the election of Messrs. William J. Morgan and Daniel Agroskin to the Company’s Board of Directors. Mr. Morgan will join the Board as an independent, Class I director and will hold office until PGT’s 2010 annual meeting. Mr. Morgan also will serve as a member of the Audit Committee of the Board that will now be comprised solely of independent directors. Mr. Agroskin joins the Board as a Class II director, holding office until PGT’s 2008 annual meeting. These appointments increase the number of directors from nine to eleven.
Mr. Morgan retired from KPMG as a partner in 2006 where he held a variety of client service, management and leadership positions, and served as a member of the board of directors of KPMG (US & Americas). He has worked closely with client management and audit committees on numerous matters related but not limited to accounting, auditing, control, corporate governance, and risk management. He is a current member of the board of directors of the Barnes Group, as well as the audit and finance committees of such board. Mr. Morgan is also a member of the American Institute Certified Public Accountants, the Connecticut and New York societies of CPAs and is a graduate of St. John’s University. Mr. Agroskin is a Vice President at JLL Partners, the Company’s majority stockholder, which he joined in 2005. Prior to joining JLL, he worked at JP Morgan Partners and in Merrill Lynch’s Mergers and Acquisitions Group. Mr. Agroskin is a graduate of Stanford University and Wharton School of the University of Pennsylvania.
About PGT
PGT® (NASDAQ:PGTI) pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. In its 26th year, the company employs over 2,000 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Venice, FL., and Salisbury, NC. Sold through a network of over 1,300 independent distributors, the company’s total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and a growing international market, including the Caribbean, South America and Australia. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. Visit www.pgtindustries.com for more information.
CONTACT:
PGT, Inc., Venice
Jeff Jackson, Chief Financial Officer
941-486-0100 Ex. 22784
jjackson@pgtindustries.com
or
Lynda F. Williams, Public Relations Manager
941-480-1600 Ex. 22334